Exhibit 99.1

125 E. JOHN CARPENTER FREEWAY, SUITE 1600 IRVING, TX 75062 PH: 972-444-4900 WWW.FELCOR.COM NYSE: FCH
For Immediate Release:
FELCOR REPORTS FIRST QUARTER 2017 EARNINGS
• Morgans and Royalton to be sold in third quarter
• In April 2017, entered into a definitive merger agreement with RLJ Lodging Trust (RLJ)

IRVING, Texas, May 9, 2017 - FelCor Lodging Trust Incorporated (NYSE: FCH) today reported results for the first quarter ended March 31, 2017.
First Quarter Highlights

•	Same-store RevPAR was $142.15 compared to $143.97 for the same period in 2016.

•	Net loss attributable to FelCor common stockholders was $42.2 million ($0.31 per share) versus $11.2 million ($0.08 per share) for the same period in 2016.

•	Adjusted FFO per share was $0.09 versus $0.14 for the same period in 2016.

•	Same-store Adjusted EBITDA was $40.1 million versus $43.1 million for the same period in 2016.

“Since our last earnings release, we have continued on our path to recognize and realize the value of our portfolio for all our stockholders,” said Steven R. Goldman, FelCor’s Chief Executive Officer. “Adjusted FFO per share and Adjusted EBITDA for the quarter were in line with our expectations and speak to the quality of our portfolio and its ability to withstand some challenging market conditions.”

“Following the end of the quarter, in addition to the recent merger announcement with RLJ, we finalized agreements to sell Morgans and Royalton in New York City,” continued Mr. Goldman. “For the remainder of the year, we remain focused on operating the business and working to complete our merger with RLJ.”

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FelCor Lodging Trust Incorporated First Quarter 2017 Operating Results
May 9, 2017

First Quarter Hotel Results

	First Quarter
	2017	2016	Change
Same-store hotels (38)
RevPAR	$142.15	$143.97	(1.3)%
Total hotel revenue, in millions	$187.4	$190.4	(1.6)%
Hotel EBITDA, in millions	$45.2	$48.1	(6.1)%
Hotel EBITDA margin	24.1%	25.3%	(116) bps

RevPAR for our 38 same-store hotels decreased 1.3% (to $142.15) from the same period in 2016. The change reflects reductions of 0.1% in average daily rate, or ADR, (to $189.63) and 1.2% in occupancy (to 75.0%). Hotel EBITDA for our 38 same-store hotels decreased 6.1% to $45.2 million, and Hotel EBITDA margin was 24.1%, a 116 basis point decrease. Our RevPAR performance during the quarter was particularly impacted by certain underperforming markets, mainly New York, Boston, San Francisco and Miami. We were able to offset much of the RevPAR weakness through effective cost controls and the Wyndham guaranty.
Wyndham Worldwide Corporation has guaranteed minimum annual NOI for eight of our hotels over the 10-year term of their management agreements. Hotel EBITDA for the three months ended March 31, 2017 includes $1.0 million in fee reductions related to the Wyndham guaranty compared to $48,000 during the same period last year.
See pages 13-14 and 17-20 for more detailed operating data.
First Quarter Operating Results

	First Quarter
$ in millions, except for per share information	2017	2016	Change
Net loss attributable to FelCor common stockholders	$(42.2)	$(11.2)	(276.7)%
Net loss per share	$(0.31)	$(0.08)	$(0.23)
Same-store Adjusted EBITDA	$40.1	$43.1	(7.0)%
Adjusted EBITDA	$40.2	$49.0	(17.9)%
Adjusted FFO per share	$0.09	$0.14	$(0.05)
Net loss attributable to common stockholders was $42.2 million ($0.31 per share) in 2017, compared to $11.2 million ($0.08 per share) for the same period in 2016. Net loss in 2017 includes an impairment charge of $24.8 million attributable to one hotel.
EBITDA, Adjusted EBITDA, Same-store Adjusted EBITDA, Hotel EBITDA, Hotel EBITDA margin, FFO, Adjusted FFO and Adjusted FFO per share are all non-GAAP financial measures. See our discussion of “Non-GAAP Financial Measures” beginning on page 14 for a reconciliation of each of these measures to the most comparable GAAP financial measure and for information regarding the use, limitations and importance of these non-GAAP financial measures.

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FelCor Lodging Trust Incorporated First Quarter 2017 Operating Results
May 9, 2017

Balance Sheet
As of March 31, 2017, we had $1.4 billion of consolidated debt with a 5.4% weighted-average interest rate and a six-year weighted-average maturity. We had $50.2 million of cash and cash equivalents on hand and $22.3 million of restricted cash.
Asset Sales
In April and May 2017, we entered into binding agreements for the sale of Morgans and Royalton for a combined price of $92 million. We continue to market The Knickerbocker.
Common Dividend
We paid our first quarter common stock dividend of $0.06 per share at the end of April.
Capital Expenditures
In 2016, we began redeveloping two resort properties (The Vinoy Renaissance St. Petersburg Resort & Golf Club and Embassy Suites Myrtle Beach-Oceanfront Resort). We expect to complete our Myrtle Beach project this month, as scheduled and under budget. These redevelopments are intended to enhance our portfolio quality and offer attractive returns. We spent $19.6 million on renovations and redevelopments at our hotels during the first quarter of 2017.
Outlook
In the first quarter of 2017, our Adjusted FFO per share and Adjusted EBITDA met the expectations on which we based our full-year guidance. We are reaffirming the guidance we provided in our February 23, 2017 earnings release. We do not plan to provide any further updates to our guidance for the remainder of the year, given our pending merger.

RLJ Transaction

On April 24, 2017, we announced that we had entered into a definitive merger agreement under which we will merge with and into a wholly-owned subsidiary of RLJ in an all-stock transaction. At closing, our stockholders are expected to receive 0.362 RLJ common shares for each share of our common stock. The transaction is expected to close by the end of 2017 and is subject to customary closing conditions, including the approval of both companies’ shareholders.

“We believe our recently-announced merger with RLJ will create long-term value for FelCor stockholders,” said Mr. Goldman. “The combined company’s growth profile will make it a formidable competitor among lodging REITs. It will have approximately $7 billion in assets, strong and efficient cash flow margins, and the financial strength and long-term flexibility to grow through accretive acquisitions and continually prune its portfolio to improve the quality of its earnings.”

Mr. Goldman continued, “The RLJ team is committed, experienced, and a proven leader in the lodging industry. I am very pleased for our stockholders - and for RLJ’s shareholders, as this transaction provides meaningful value for all.”

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FelCor Lodging Trust Incorporated First Quarter 2017 Operating Results
May 9, 2017

About FelCor
FelCor Lodging Trust Incorporated, a real estate investment trust, owns a diversified portfolio of primarily upper-upscale and luxury hotels that are located in major markets and resort locations throughout the U.S. FelCor partners with top hotel companies that operate its properties under globally renowned names and as premier independent hotels. Additional information can be found on the Company’s website at www.felcor.com.
Disclosure Regarding Forward-Looking Statements
The information presented herein may contain forward-looking statements. These forward-looking statements, which are based on current expectations, estimates and projections about the industry and markets in which RLJ and FelCor operate and beliefs of and assumptions made by RLJ management and FelCor management, involve significant risks and uncertainties, which are difficult to predict and are not guarantees of future performances, that could significantly affect the financial results of RLJ or FelCor or the combined company. Words such as “projects,” “will,” “could,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “forecast,” “guidance,” “outlook,” “may,” and “might” and variations of such words and similar expressions are intended to identify such forward-looking statements, which generally are not historical in nature. Such forward-looking statements may include, but are not limited to, statements about the anticipated benefits of the proposed merger between FelCor and RLJ, including future financial and operating results, the attractiveness of the value to be received by FelCor stockholders, the attractiveness of the value to be received by RLJ, the combined company’s plans, objectives, expectations and intentions, the timing of future events, anticipated administrative and operating synergies, the anticipated impact of the merger on net debt ratios, cost of capital, future dividend payment rates, forecasts of FFO accretion, projected capital improvements, expected sources of financing, and descriptions relating to these expectations. All statements that address operating performance, events or developments that FelCor expects or anticipates will occur in the future - including statements relating to expected synergies, improved liquidity and balance sheet strength - are forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. FelCor’s ability to predict results or the actual effect of future events, actions, plans or strategies is inherently uncertain. Although FelCor believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, FelCor can give no assurance that our expectations will be attained and therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Some of the factors that may materially and adversely affect FelCor’s or the combined company’s business, financial condition, liquidity, results of operations and prospects, as well as the ability to make distributions to shareholders, include, but are not limited to: (i) national, regional and local economic climates, (ii) changes in the real estate industry, financial markets and interest rates, or to the business or financial condition of either company or business, (iii) increased or unanticipated competition for the companies’ properties, (iv) risks associated with acquisitions, including the integration of the combined companies’ businesses, (v) the potential liability for the failure to meet regulatory requirements, including the maintenance of REIT status, (vi) availability of financing and capital, (vii) risks associated with achieving expected revenue synergies or cost savings, (viii) risks associated with the companies’ ability to consummate the merger and the timing of the closing of the merger, (ix) the outcome of

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FelCor Lodging Trust Incorporated First Quarter 2017 Operating Results
May 9, 2017

claims and litigation involving or affecting either company, (x) applicable regulatory changes, and (xi) those additional risks and factors discussed in reports filed with the Securities and Exchange Commission (“SEC”) by RLJ and FelCor from time to time, including those discussed under the heading “Risk Factors” in their respective most recently filed reports on Forms 10-K and 10-Q. Neither RLJ nor FelCor, except as required by law, undertakes any duty to update any forward-looking statements appearing in this document, whether as a result of new information, future events or otherwise.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

Important Information for Investors and Stockholders
In connection with the proposed merger, RLJ expects to file with the SEC a registration statement on Form S-4 that will include a joint proxy statement of RLJ and FelCor that also constitutes a prospectus of RLJ, which joint proxy statement/prospectus will be mailed or otherwise disseminated to RLJ shareholders and FelCor stockholders when it becomes available. RLJ and FelCor also plan to file other relevant documents with the SEC regarding the proposed transaction. INVESTORS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. You may obtain a free copy of the joint proxy statement/prospectus and other relevant documents (if and when they become available) filed by RLJ and FelCor with the SEC at the SEC’s website at www.sec.gov. Copies of the documents filed by RLJ with the SEC will be available free of charge on RLJ’s website at www.rljlodgingtrust.com or by emailing RLJ Investor Relations at ir@rljlodgingtrust.com or calling 301-280-7774. Copies of the documents filed by FelCor with the SEC will be available free of charge on FelCor’s website at www.felcor.com or by contacting FelCor Investor Relations at asalami@felcor.com or calling 972-444-4967.
This document shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.
Participants in the Solicitation
RLJ and FelCor and their respective trustees, directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed merger. You can find information about RLJ’s executive officers and trustees in RLJ’s definitive proxy statement filed with the SEC on March 28, 2017 in connection with its 2017 annual meeting of shareholders and in Form 4s of RLJ’s trustees and executive officers filed with the SEC. You can find information about FelCor’s executive officers and directors in FelCor’s Form 10-K/A filed with the SEC on April 28, 2017. Additional information regarding the interests of such potential participants will be included in the joint proxy statement/prospectus and other relevant documents filed with the SEC if and when they become available.

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FelCor Lodging Trust Incorporated First Quarter 2017 Operating Results
May 9, 2017

You may obtain free copies of these documents from RLJ or FelCor using the sources indicated above.
Contact:
Abi Salami, Manager, Investor Relations
(972) 444-4967  asalami@felcor.com

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FelCor Lodging Trust Incorporated First Quarter 2017 Operating Results
May 9, 2017

SUPPLEMENTAL INFORMATION

INTRODUCTION

The following information is presented in order to help our investors understand FelCor’s financial position as of and for the three months ended March 31, 2017.

(a)
We have prepared our consolidated statements of operations and balance sheets without an audit. Certain information and footnote disclosures normally included in financial statements presented in accordance with GAAP have been omitted. Our consolidated statements of operations and balance sheets should be read in conjunction with the audited consolidated financial statements and notes thereto included in our most recent Annual Report on Form 10-K.

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FelCor Lodging Trust Incorporated First Quarter 2017 Operating Results
May 9, 2017

Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended
	March 31,
	2017	2016
Revenues:
Hotel operating revenue:
Room	$144,933	$159,076
Food and beverage	32,074	39,532
Other operating departments	10,689	10,849
Other revenue	408	687
Total revenues	188,104	210,144
Expenses:
Hotel departmental expenses:
Room	40,678	42,699
Food and beverage	26,222	30,956
Other operating departments	3,533	3,783
Other property-related costs	50,855	55,566
Management and franchise fees	7,550	9,225
Taxes, insurance and lease expense	13,902	13,582
Corporate expenses	6,940	8,400
Depreciation and amortization	27,838	29,183
Impairment	24,838	—
Other expenses	1,260	828
Total operating expenses	203,616	194,222
Operating income (loss)	(15,512)	15,922
Interest expense, net	(19,286)	(19,720)
Loss before equity in loss from unconsolidated entities	(34,798)	(3,798)
Equity in loss from unconsolidated entities	(130)	(154)
Loss from continuing operations before income tax	(34,928)	(3,952)
Income tax	(547)	(415)
Loss from continuing operations before loss on sale of hotels	(35,475)	(4,367)
Loss on sale of hotels	(666)	(714)
Net loss and comprehensive loss	(36,141)	(5,081)
Net loss attributable to noncontrolling interests in other partnerships	404	471
Net loss attributable to redeemable noncontrolling interests in FelCor LP	186	48
Preferred distributions - consolidated joint venture	(360)	(360)
Net loss and comprehensive loss attributable to FelCor	(35,911)	(4,922)
Preferred dividends	(6,279)	(6,279)
Net loss attributable to FelCor common stockholders	$(42,190)	$(11,201)
Basic and diluted per common share data:
Net loss	$(0.31)	$(0.08)
Basic and diluted weighted average common shares outstanding	137,778	139,678

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FelCor Lodging Trust Incorporated First Quarter 2017 Operating Results
May 9, 2017

Consolidated Balance Sheets
(in thousands, except par values)

	March 31,	December 31,
	2017	2016
Assets
Investment in hotels, net of accumulated depreciation of $945,449 and $932,886 at March 31, 2017 and December 31, 2016, respectively	$1,535,718	$1,566,823
Investment in unconsolidated entities	7,532	8,312
Cash and cash equivalents	50,235	47,317
Restricted cash	22,319	19,491
Accounts receivable, net of allowance for doubtful accounts of $148 and $177 at March 31, 2017 and December 31, 2016, respectively	40,976	42,080
Deferred expenses, net of accumulated amortization of $3,427 and $2,959 at March 31, 2017 and December 31, 2016, respectively	4,059	4,527
Other assets	19,326	18,542
Total assets	$1,680,165	$1,707,092
Liabilities and Equity
Debt, net of unamortized debt issuance costs of $15,389 and $15,967 at March 31, 2017 and December 31, 2016, respectively	$1,354,187	$1,338,326
Distributions payable	14,853	14,858
Accrued expenses and other liabilities	123,505	116,437
Total liabilities	1,492,545	1,469,621
Commitments and contingencies
Redeemable noncontrolling interests in FelCor LP, 610 units issued and outstanding at March 31, 2017 and December 31, 2016	4,583	4,888
Equity:
Preferred stock, $0.01 par value, 20,000 shares authorized:
Series A Cumulative Convertible Preferred Stock, 12,879 shares, liquidation value of $321,987, issued and outstanding at March 31, 2017 and December 31, 2016	309,337	309,337
Common stock, $0.01 par value, 200,000 shares authorized; 138,409 and 137,990 shares issued and outstanding at March 31, 2017 and December 31, 2016, respectively	1,384	1,380
Additional paid-in capital	2,579,066	2,576,988
Accumulated deficit	(2,757,732)	(2,706,408)
Total FelCor stockholders’ equity	132,055	181,297
Noncontrolling interests in other partnerships	7,199	7,503
Preferred equity in consolidated joint venture, liquidation value of $44,694 and $44,667 at March 31, 2017 and December 31, 2016, respectively	43,783	43,783
Total equity	183,037	232,583
Total liabilities and equity	$1,680,165	$1,707,092

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FelCor Lodging Trust Incorporated First Quarter 2017 Operating Results
May 9, 2017

Consolidated Debt Summary
(dollars in thousands)

	Encumbered Hotels	Interest Rate (%)	Maturity Date	March 31, 2017	December 31, 2016
Senior unsecured notes	—	6.00	June 2025	$475,000	$475,000
Senior secured notes	9	5.625	March 2023	525,000	525,000
Mortgage debt(a)	4	4.95	October 2022	119,536	120,109
Mortgage debt	1	4.94	October 2022	30,040	30,184
Line of credit(b)	7	LIBOR + 2.75	June 2019	135,000	119,000
Mortgage debt(c)	1	LIBOR + 3.00	November 2017	85,000	85,000
Total	22			$1,369,576	$1,354,293
Unamortized debt issuance costs				(15,389)	(15,967)
Debt, net of unamortized debt issuance costs				$1,354,187	$1,338,326

(a)	This debt is comprised of separate non-cross-collateralized loans, each secured by a mortgage encumbering a separate hotel.

(b)	Our line of credit can be extended for one year, subject to satisfying certain conditions. We may borrow up to $400 million under our line of credit.

(c)	This loan can be extended for one year, subject to satisfying certain conditions.

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FelCor Lodging Trust Incorporated First Quarter 2017 Operating Results
May 9, 2017

Schedule of Encumbered Hotels
(dollars in millions)

Consolidated
Debt	March 31, 2017	Encumbered Hotels
Senior secured notes	$525
Atlanta Buckhead - ES, Boston Marlboro - ES, Burlington - SH, Dallas Love Field - ES, Milpitas - ES, Myrtle Beach Resort - HIL, Orlando South - ES, Philadelphia Society Hill - SH and SF South San Francisco - ES

Mortgage debt	$27	Napa Valley - ES
Mortgage debt	$34	Ft. Lauderdale - ES
Mortgage debt	$23	Birmingham - ES
Mortgage debt	$36	Minneapolis Airport - ES
Mortgage debt	$30	Deerfield Beach - ES
Line of credit	$135	Austin - DTG, Boston Copley - FM, Charleston Mills House - WYN, LA LAX S - ES, Santa Monica at the Pier - WYN, SF Union Square - MAR and St. Petersburg Vinoy - REN
Mortgage debt	$85	The Knickerbocker

Capital Expenditures
(dollars in thousands)

	Three Months Ended
	March 31,
	2017	2016
Improvements and additions to majority-owned hotels	$19,462	$14,008
Partners’ pro rata share of additions to consolidated joint venture hotels	(34)	(27)
Pro rata share of additions to unconsolidated hotels	189	257
Total additions to hotels(a)	$19,617	$14,238

(a)	Includes capitalized interest, property taxes, property insurance, ground leases and certain employee costs.

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FelCor Lodging Trust Incorporated First Quarter 2017 Operating Results
May 9, 2017

Total Enterprise Value
(in thousands, except per share data)

	March 31,	December 31,
	2017	2016
Common shares outstanding	138,409	137,990
Units outstanding	610	610
Combined shares and units outstanding	139,019	138,600
Common stock price	$7.51	$8.01
Market capitalization	$1,044,033	$1,110,186
Series A preferred stock(a)	321,987	321,987
Preferred equity - Knickerbocker joint venture, net	41,594	41,594
Consolidated debt (b)	1,369,576	1,354,293
Noncontrolling interests of consolidated debt	(4,250)	(4,250)
Pro rata share of unconsolidated debt	11,096	11,167
Cash, cash equivalents and restricted cash	(72,554)	(66,808)
Total enterprise value (TEV)	$2,711,482	$2,768,169

(a)	Based on liquidation value.

(b)	Excludes unamortized debt issuance costs.

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FelCor Lodging Trust Incorporated First Quarter 2017 Operating Results
May 9, 2017

Hotel Operating Statistics

	Occupancy (%)			ADR ($)			RevPAR ($)
	Three Months Ended March 31,			Three Months Ended March 31,			Three Months Ended March 31,
Same-store Hotels	2017	2016	%Change	2017	2016	%Change	2017	2016	%Change
Embassy Suites Atlanta-Buckhead	73.4	80.9	(9.4)	165.91	159.13	4.3	121.70	128.79	(5.5)
DoubleTree Suites by Hilton Austin	85.3	82.8	3.0	251.65	240.06	4.8	214.75	198.87	8.0
Embassy Suites Birmingham	79.3	80.7	(1.6)	133.91	133.82	0.1	106.25	107.92	(1.6)
The Fairmont Copley Plaza, Boston	62.3	64.0	(2.6)	245.20	252.18	(2.8)	152.80	161.36	(5.3)
Wyndham Boston Beacon Hill	73.1	63.8	14.7	149.02	164.42	(9.4)	108.99	104.87	3.9
Embassy Suites Boston-Marlborough	57.0	64.8	(12.0)	160.42	167.60	(4.3)	91.49	108.56	(15.7)
Sheraton Burlington Hotel & Conference Center	63.6	68.5	(7.2)	91.82	93.17	(1.4)	58.43	63.86	(8.5)
The Mills House Wyndham Grand Hotel, Charleston	77.0	78.1	(1.3)	219.17	205.75	6.5	168.80	160.63	5.1
Embassy Suites Dallas-Love Field	78.9	85.3	(7.4)	153.71	143.51	7.1	121.35	122.36	(0.8)
Embassy Suites Deerfield Beach-Resort & Spa	83.5	88.2	(5.4)	253.56	269.69	(6.0)	211.69	237.96	(11.0)
Embassy Suites Fort Lauderdale 17th Street	87.3	93.4	(6.5)	236.33	231.31	2.2	206.43	215.99	(4.4)
Wyndham Houston-Medical Center Hotel & Suites	77.7	86.0	(9.7)	163.88	159.64	2.7	127.30	137.32	(7.3)
The Knickerbocker- New York	69.5	58.5	18.8	270.32	264.35	2.3	187.97	154.74	21.5
Embassy Suites Los Angeles-International Airport/South	89.8	90.0	(0.2)	171.13	162.70	5.2	153.73	146.41	5.0
Embassy Suites Mandalay Beach-Hotel & Resort	74.4	76.7	(3.0)	186.58	207.31	(10.0)	138.84	158.98	(12.7)
Embassy Suites Miami-International Airport	85.7	91.5	(6.3)	182.81	197.22	(7.3)	156.74	180.41	(13.1)
Embassy Suites Milpitas-Silicon Valley	79.8	80.8	(1.2)	200.18	211.62	(5.4)	159.78	170.92	(6.5)
Embassy Suites Minneapolis-Airport	66.4	68.7	(3.4)	135.95	143.73	(5.4)	90.27	98.80	(8.6)
Embassy Suites Myrtle Beach-Oceanfront Resort	65.6	68.6	(4.3)	129.18	129.48	(0.2)	84.79	88.83	(4.5)
Hilton Myrtle Beach Resort	45.5	48.1	(5.4)	107.81	106.90	0.8	49.11	51.47	(4.6)
Embassy Suites Napa Valley	73.2	79.9	(8.4)	191.45	182.08	5.1	140.15	145.56	(3.7)
Wyndham New Orleans-French Quarter	78.1	73.7	6.0	160.31	155.37	3.2	125.23	114.53	9.3
Morgans New York	75.9	72.9	4.2	184.26	212.76	(13.4)	139.83	155.01	(9.8)
Royalton New York	74.5	76.2	(2.3)	216.27	237.95	(9.1)	161.11	181.40	(11.2)
Embassy Suites Orlando-International Drive South/Convention Center	81.2	88.1	(7.9)	186.16	176.25	5.6	151.10	155.36	(2.7)
DoubleTree Suites by Hilton Orlando-Lake Buena Vista	89.9	92.3	(2.6)	162.75	165.40	(1.6)	146.32	152.60	(4.1)
Wyndham Philadelphia Historic District	59.8	55.0	8.7	124.29	125.93	(1.3)	74.29	69.26	7.3
Sheraton Philadelphia Society Hill Hotel	56.4	55.0	2.4	151.09	151.24	(0.1)	85.16	83.24	2.3
Embassy Suites Phoenix-Biltmore	77.0	78.0	(1.3)	229.70	243.29	(5.6)	176.88	189.88	(6.8)
Wyndham Pittsburgh University Center	60.8	55.4	9.8	131.56	132.08	(0.4)	80.05	73.21	9.4
Wyndham San Diego Bayside	79.2	77.5	2.2	157.83	137.19	15.0	124.99	106.31	17.6
Embassy Suites San Francisco Airport-South San Francisco	85.5	85.4	0.1	200.19	197.13	1.6	171.15	168.39	1.6
Embassy Suites San Francisco Airport-Waterfront	84.7	85.3	(0.7)	214.24	204.40	4.8	181.36	174.25	4.1
Holiday Inn San Francisco-Fisherman’s Wharf	84.9	82.0	3.6	185.45	194.67	(4.7)	157.53	159.58	(1.3)
San Francisco Marriott Union Square	83.3	88.6	(6.0)	321.37	319.58	0.6	267.59	283.21	(5.5)
Wyndham Santa Monica at the Pier	84.1	87.8	(4.2)	255.78	258.44	(1.0)	215.04	226.83	(5.2)
Embassy Suites Secaucus-Meadowlands	60.2	54.6	10.2	167.01	171.47	(2.6)	100.48	93.62	7.3
The Vinoy Renaissance St. Petersburg Resort & Golf Club	86.2	88.2	(2.2)	264.31	256.26	3.1	227.86	225.92	0.9
Same-store Hotels	75.0	75.9	(1.2)	189.63	189.76	(0.1)	142.15	143.97	(1.3)

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FelCor Lodging Trust Incorporated First Quarter 2017 Operating Results
May 9, 2017

Historical Quarterly Operating Statistics

	Occupancy (%)
	Q1 2016	Q2 2016	Q3 2016	Q4 2016	Q1 2017
Same-store hotels(a)	75.9	83.0	82.0	73.5	75.0

	ADR ($)
	Q1 2016	Q2 2016	Q3 2016	Q4 2016	Q1 2017
Same-store hotels(a)	189.76	200.24	199.99	192.05	189.63

	RevPAR ($)
	Q1 2016	Q2 2016	Q3 2016	Q4 2016	Q1 2017
Same-store hotels(a)	143.97	166.13	163.92	141.11	142.15

(a)	Includes 38 consolidated hotels.

Non-GAAP Financial Measures
We refer in this release to certain “non-GAAP financial measures.” These measures, including FFO, Adjusted FFO, EBITDA, Adjusted EBITDA, Same-store Adjusted EBITDA, Hotel EBITDA and Hotel EBITDA margin, are measures of our financial performance that are not calculated and presented in accordance with generally accepted accounting principles (“GAAP”). The following tables reconcile each of these non-GAAP measures to the most comparable GAAP financial measure. Immediately following the reconciliations, we include a discussion of why we believe these measures are useful supplemental measures of our performance and the limitations of such measures.

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FelCor Lodging Trust Incorporated First Quarter 2017 Operating Results
May 9, 2017

Reconciliation of Net Loss to FFO and Adjusted FFO
(in thousands, except per share data)

	Three Months Ended March 31,
	2017			2016
	Dollars	Shares	Per Share Amount	Dollars	Shares	Per Share Amount
Net loss	$(36,141)			$(5,081)
Noncontrolling interests	590			519
Preferred distributions - consolidated joint venture	(360)			(360)
Preferred dividends	(6,279)			(6,279)
Net loss attributable to FelCor common stockholders	(42,190)			(11,201)
Less: Dividends declared on unvested restricted stock	(37)			(38)
Basic and diluted earnings per share data	(42,227)	137,778	$(0.31)	(11,239)	139,678	$(0.08)
Depreciation and amortization	27,838	—	0.20	29,183	—	0.22
Depreciation, unconsolidated entities and other partnerships	455	—	—	467	—	—
Impairment	24,838	—	0.18	—	—	—
Loss on sale of hotels	666	—	0.01	714	—	—
Noncontrolling interests in FelCor LP	(186)	610	—	(48)	611	—
Dividends declared on unvested restricted stock	37	55	—	38	8	—
Conversion of unvested restricted stock units	—	207	—	—	619	—
FFO*	11,421	138,650	0.08	19,115	140,916	0.14
Hurricane loss	17	—	—	—	—	—
Hurricane loss, unconsolidated entities	4	—	—	—	—	—
Cost of potential transaction	473	—	0.01	—	—	—
Abandoned projects	—	—	—	232	—	—
Variable stock compensation	—	—	—	761	—	—
Pre-opening costs	132	—	—	54	—	—
Adjusted FFO*	$12,047	138,650	$0.09	$20,162	140,916	$0.14

* FFO and Adjusted FFO are attributable to FelCor common stockholders and FelCor LP common unitholders other than FelCor.

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FelCor Lodging Trust Incorporated First Quarter 2017 Operating Results
May 9, 2017

Reconciliation of Net Loss to EBITDA, Adjusted EBITDA and Same-store Adjusted EBITDA
(in thousands)

	Three Months Ended
	March 31,
	2017	2016
Net loss	$(36,141)	$(5,081)
Depreciation and amortization	27,838	29,183
Depreciation, unconsolidated entities and other partnerships	455	467
Interest expense	19,319	19,732
Interest expense, unconsolidated entities and other partnerships	84	99
Income tax	547	415
Noncontrolling interests in preferred distributions, consolidated joint venture	(18)	(18)
Noncontrolling interests in other partnerships	404	471
EBITDA*	12,488	45,268
Impairment	24,838	—
Hurricane loss	17	—
Hurricane loss, unconsolidated entities	4	—
Loss on sale of hotels	666	714
Amortization of fixed stock and directors’ compensation	1,593	1,935
Cost of potential transaction	473	—
Abandoned projects	—	232
Variable stock compensation	—	761
Pre-opening costs	132	54
Adjusted EBITDA*	40,211	48,964
Adjusted EBITDA from sold hotels	(146)	(5,881)
Same-store Adjusted EBITDA*	$40,065	$43,083

* EBITDA, Adjusted EBITDA and Same-store Adjusted EBITDA are attributable to FelCor common stockholders and FelCor LP unitholders other than FelCor.

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FelCor Lodging Trust Incorporated First Quarter 2017 Operating Results
May 9, 2017

Hotel EBITDA and Hotel EBITDA Margin
(dollars in thousands)

	Three Months Ended
	March 31,
	2017	2016
Same-store operating revenue:
Room	$144,933	$148,423
Food and beverage	32,074	31,990
Other operating departments	10,415	10,027
Same-store operating revenue	187,422	190,440

Same-store operating expense:
Room	40,669	40,417
Food and beverage	26,221	26,284
Other operating departments	3,533	3,489
Other property-related costs	50,863	51,011
Management and franchise fees	7,424	8,459
Taxes, insurance and lease expense	13,525	12,665
Same-store operating expense	142,235	142,325
Hotel EBITDA	$45,187	$48,115
Hotel EBITDA Margin	24.1%	25.3%

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FelCor Lodging Trust Incorporated First Quarter 2017 Operating Results
May 9, 2017

The following tables set forth the components of our Hotel EBITDA for our same-store hotels (dollars in thousands):

	Three months ended March 31, 2017
Same-store Hotels	Hotel Operating Revenue	Net Income (Loss)	Other Adjustments		Depreciation	Interest Expense	Hotel EBITDA	Hotel EBITDA Margin
Embassy Suites Atlanta-Buckhead	$3,838	$1,027	$—		$519	$—	$1,546	40.3%
DoubleTree Suites by Hilton Austin	4,466	1,441	—		465	152	2,058	46.1%
Embassy Suites Birmingham	2,462	125	—		400	290	815	33.1%
The Fairmont Copley Plaza, Boston	9,607	(4,020)	—		2,233	388	(1,399)	(14.6)%
Wyndham Boston Beacon Hill	3,594	(374)	—		986	—	612	17.0%
Embassy Suites Boston-Marlborough	2,166	167	—		288	—	455	21.0%
Sheraton Burlington Hotel & Conference Center	2,554	(429)	—		620	—	191	7.5%
The Mills House Wyndham Grand Hotel, Charleston	4,676	860	—		617	199	1,676	35.8%
Embassy Suites Dallas-Love Field	3,132	353	—		607	—	960	30.7%
Embassy Suites Deerfield Beach-Resort & Spa	5,621	1,785	—		469	388	2,642	47.0%
Embassy Suites Fort Lauderdale 17th Street	7,665	2,340	—		714	436	3,490	45.5%
Wyndham Houston-Medical Center Hotel & Suites	3,709	1,155	(19)		541	—	1,677	45.2%
The Knickerbocker-New York	7,581	(4,845)	699		2,565	920	(661)	(8.7)%
Embassy Suites Los Angeles-International Airport/South	5,908	1,452	—		628	228	2,308	39.1%
Embassy Suites Mandalay Beach-Hotel & Resort	4,059	371	—		772	—	1,143	28.2%
Embassy Suites Miami-International Airport	5,423	1,502	—		460	—	1,962	36.2%
Embassy Suites Milpitas-Silicon Valley	4,596	1,355	—		307	—	1,662	36.2%
Embassy Suites Minneapolis-Airport	2,623	(193)	—		364	461	632	24.1%
Embassy Suites Myrtle Beach-Oceanfront Resort	3,798	(442)	3		654	—	215	5.7%
Hilton Myrtle Beach Resort	2,959	(1,057)	14		885	—	(158)	(5.3)%
Embassy Suites Napa Valley	3,353	66	—		483	337	886	26.4%
Wyndham New Orleans-French Quarter	4,636	1,509	—		718	—	2,227	48.0%
Morgans New York	1,720	(1,445)	266		503	—	(676)	(39.3)%
Royalton New York	3,582	(26,887)	25,098	(1)	599	—	(1,190)	(33.2)%
Embassy Suites Orlando-International Drive South/Convention Center	3,419	824	—		419	—	1,243	36.4%
DoubleTree Suites by Hilton Orlando-Lake Buena Vista	3,670	344	—		765	—	1,109	30.2%
Wyndham Philadelphia Historic District	3,181	(256)	(3)		721	—	462	14.5%
Sheraton Philadelphia Society Hill Hotel	4,587	(360)	—		967	—	607	13.2%
Embassy Suites Phoenix-Biltmore	3,812	1,396	—		435	—	1,831	48.0%
Wyndham Pittsburgh University Center	2,334	(101)	—		496	—	395	16.9%
Wyndham San Diego Bayside	8,512	753	—		1,558	—	2,311	27.1%
Embassy Suites San Francisco Airport-South San Francisco	5,675	1,302	—		443	—	1,745	30.7%
Embassy Suites San Francisco Airport-Waterfront	6,653	1,324	1		784	—	2,109	31.7%
Holiday Inn San Francisco-Fisherman’s Wharf	9,282	10	—		608	—	618	6.7%
San Francisco Marriott Union Square	11,275	1,982	(7)		1,302	466	3,743	33.2%
Wyndham Santa Monica at the Pier	2,790	994	—		263	157	1,414	50.7%
Embassy Suites Secaucus-Meadowlands	2,563	(87)	—		104	—	17	0.7%
The Vinoy Renaissance St. Petersburg Resort & Golf Club	15,941	2,573	139		1,466	332	4,510	28.3%
	$187,422	$(13,486)	$26,191		$27,728	$4,754	$45,187	24.1%
(1) Amount primarily represents an impairment.

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FelCor Lodging Trust Incorporated First Quarter 2017 Operating Results
May 9, 2017

	Three months ended March 31, 2016
Same-store Hotels	Hotel Operating Revenue	Net Income (Loss)	Other Adjustments	Depreciation	Interest Expense	Hotel EBITDA	Hotel EBITDA Margin
Embassy Suites Atlanta-Buckhead	$4,042	$1,104	$—	$634	$—	$1,738	43.0%
DoubleTree Suites by Hilton Austin	3,984	1,204	—	482	182	1,868	46.9%
Embassy Suites Birmingham	2,538	231	—	389	298	918	36.2%
The Fairmont Copley Plaza, Boston	10,036	(3,149)	(91)	2,179	465	(596)	(5.9)%
Wyndham Boston Beacon Hill	3,469	(497)	—	991	—	494	14.2%
Embassy Suites Boston-Marlborough	2,569	374	—	297	—	671	26.1%
Sheraton Burlington Hotel & Conference Center	2,711	(406)	—	621	—	215	7.9%
The Mills House Wyndham Grand Hotel, Charleston	4,666	831	—	637	239	1,707	36.6%
Embassy Suites Dallas-Love Field	3,107	642	—	338	—	980	31.5%
Embassy Suites Deerfield Beach-Resort & Spa	6,195	2,104	—	476	399	2,979	48.1%
Embassy Suites Fort Lauderdale 17th Street	7,956	2,475	—	712	448	3,635	45.7%
Wyndham Houston-Medical Center Hotel & Suites	4,015	1,267	(19)	553	—	1,801	44.9%
The Knickerbocker-New York	5,953	(5,401)	706	2,570	702	(1,423)	(23.9)%
Embassy Suites Los Angeles-International Airport/South	5,674	1,230	—	642	273	2,145	37.8%
Embassy Suites Mandalay Beach-Hotel & Resort	4,616	854	—	771	—	1,625	35.2%
Embassy Suites Miami-International Airport	6,112	1,893	—	470	—	2,363	38.7%
Embassy Suites Milpitas-Silicon Valley	4,771	1,519	—	302	—	1,821	38.2%
Embassy Suites Minneapolis-Airport	2,926	(130)	—	444	474	788	26.9%
Embassy Suites Myrtle Beach-Oceanfront Resort	4,194	(235)	1	675	—	441	10.5%
Hilton Myrtle Beach Resort	3,054	(961)	—	848	—	(113)	(3.7)%
Embassy Suites Napa Valley	3,554	150	—	517	346	1,013	28.5%
Wyndham New Orleans-French Quarter	4,358	1,210	—	716	—	1,926	44.2%
Morgans New York	1,739	(1,418)	159	627	—	(632)	(36.3)%
Royalton New York	4,079	(1,538)	205	580	—	(753)	(18.5)%
Embassy Suites Orlando-International Drive South/Convention Center	3,561	1,102	—	271	—	1,373	38.6%
DoubleTree Suites by Hilton Orlando-Lake Buena Vista	3,897	495	—	765	—	1,260	32.3%
Wyndham Philadelphia Historic District	3,024	(513)	—	750	—	237	7.8%
Sheraton Philadelphia Society Hill Hotel	4,363	(621)	—	979	—	358	8.2%
Embassy Suites Phoenix-Biltmore	4,150	1,637	—	438	—	2,075	50.0%
Wyndham Pittsburgh University Center	2,141	(323)	—	520	—	197	9.2%
Wyndham San Diego Bayside	7,082	54	—	1,571	—	1,625	22.9%
Embassy Suites San Francisco Airport-South San Francisco	5,723	1,449	—	412	—	1,861	32.5%
Embassy Suites San Francisco Airport-Waterfront	6,531	1,364	—	749	—	2,113	32.4%
Holiday Inn San Francisco-Fisherman’s Wharf	9,471	295	—	480	—	775	8.2%
San Francisco Marriott Union Square	11,929	2,376	(2)	1,370	560	4,304	36.1%
Wyndham Santa Monica at the Pier	2,972	990	—	283	189	1,462	49.2%
Embassy Suites Secaucus-Meadowlands	2,377	(241)	1	121	—	(119)	(5.0)%
The Vinoy Renaissance St. Petersburg Resort & Golf Club	16,901	3,086	56	1,443	398	4,983	29.5%
	$190,440	$14,503	$1,016	$27,623	$4,973	$48,115	25.3%

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FelCor Lodging Trust Incorporated First Quarter 2017 Operating Results
May 9, 2017

Reconciliation of Same-store Operating Revenue and Same-store Operating Expense to Total Revenue, Total Operating Expense and Operating Income (Loss)
(in thousands)

	Three Months Ended
	March 31,
	2017	2016
Same-store operating revenue	$187,422	$190,440
Other revenue	408	687
Revenue from sold hotels(a)	274	19,017
Total revenue	188,104	210,144
Same-store operating expense	142,235	142,325
Consolidated hotel lease expense(b)	815	802
Unconsolidated taxes, insurance and lease expense	(438)	(452)
Corporate expenses	6,940	8,400
Depreciation and amortization	27,838	29,183
Impairment	24,838	—
Expenses from sold hotels(a)	128	13,136
Other expenses	1,260	828
Total operating expense	203,616	194,222
Operating income (loss)	$(15,512)	$15,922

(a)
We include the operating performance for sold hotels in continuing operations in our Consolidated Statements of Operations. However, for purposes of our non-GAAP reporting metrics, we have excluded the results of these hotels to provide a meaningful same-store comparison.

(b)
Consolidated hotel lease expense represents the percentage lease expense of our 51%-owned operating lessees. The offsetting percentage lease revenue is included in equity in income from unconsolidated entities.

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FelCor Lodging Trust Incorporated First Quarter 2017 Operating Results
May 9, 2017

Substantially all of our non-current assets consist of real estate. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most industry investors consider supplemental measures of performance, which are not measures of operating performance under GAAP, to be helpful in evaluating a real estate company’s operations. These supplemental measures are not measures of operating performance under GAAP. However, we consider these non-GAAP measures to be supplemental measures of a hotel REIT’s performance and should be considered along with, but not as an alternative to, net income (loss) attributable to FelCor as a measure of our operating performance.
FFO and EBITDA
The National Association of Real Estate Investment Trusts (“NAREIT”) defines Funds From Operations (“FFO”) as net income or loss attributable to parent (computed in accordance with GAAP), excluding gains or losses from sales of property, plus depreciation, amortization and impairment losses. FFO for unconsolidated partnerships and joint ventures is calculated on the same basis. We compute FFO in accordance with standards established by NAREIT. This may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than we do.
Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) is a commonly used measure of performance in many industries. We define EBITDA as net income or loss attributable to parent (computed in accordance with GAAP) plus interest expenses, income taxes, depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect EBITDA on the same basis.
Adjustments to FFO and EBITDA
We adjust FFO and EBITDA when evaluating our performance because management believes that the exclusion of certain additional items provides useful supplemental information to investors regarding our ongoing operating performance and that the presentation of Adjusted FFO, and Adjusted EBITDA when combined with GAAP net income attributable to FelCor, EBITDA and FFO, is beneficial to an investor’s understanding of our operating performance.

•
Gains and losses related to extinguishment of debt and interest rate swaps - We exclude gains and losses related to extinguishment of debt and interest rate swaps from Adjusted FFO and Adjusted EBITDA because we believe that it is not indicative of ongoing operating performance of our hotel assets. This also represents an acceleration of interest expense or a reduction of interest expense, and interest expense is excluded from EBITDA.

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FelCor Lodging Trust Incorporated First Quarter 2017 Operating Results
May 9, 2017

•
Cumulative effect of a change in accounting principle - Infrequently, the Financial Accounting Standards Board promulgates new accounting standards that require the consolidated statements of operations to reflect the cumulative effect of a change in accounting principle. We exclude these one-time adjustments in computing Adjusted FFO and Adjusted EBITDA because they do not reflect our actual performance for that period.

•
Other expenses and costs - From time to time, we incur expenses or transaction costs that are not indicative of ongoing operating performance. Such costs include, but are not limited to, conversion costs, acquisition costs, pre-opening costs, severance costs and certain non-cash adjustments. We exclude these costs from the calculation of Adjusted FFO and Adjusted EBITDA.

•
Variable stock compensation - We exclude the cost associated with our variable stock compensation. This cost is subject to volatility related to the price and dividends of our common stock that does not necessarily correspond to our operating performance.

In addition, to derive Adjusted EBITDA, we exclude gains or losses on the sale of depreciable assets and impairment losses because including them in EBITDA is inconsistent with reporting the ongoing performance of our remaining assets. Additionally, the gain or loss on sale of depreciable assets and impairment losses represents either accelerated depreciation or excess depreciation in previous periods, and depreciation is excluded from EBITDA. We also exclude the amortization of our fixed stock and directors’ compensation, which is included in corporate expenses and is not separately stated on our statements of operations. Excluding amortization of our fixed stock and directors’ compensation maintains consistency with the EBITDA definition.
Hotel EBITDA and Hotel EBITDA Margin
Hotel EBITDA and Hotel EBITDA margin are commonly used measures of performance in the hotel industry and give investors a more complete understanding of the operating results over which our individual hotels and brands/managers have direct control. We believe that Hotel EBITDA and Hotel EBITDA margin are useful to investors by providing greater transparency with respect to two significant measures that we use in our financial and operational decision-making. Additionally, using these measures facilitates comparisons with other hotel REITs and hotel owners. We present Hotel EBITDA and Hotel EBITDA margin in a manner consistent with Adjusted EBITDA, however, we also eliminate all revenues and expenses from continuing operations not directly associated with hotel operations, including other income and corporate-level expenses. We eliminate these additional items because we believe property-level results provide investors with supplemental information regarding the ongoing operational performance of our hotels and the effectiveness of management on a property-level basis. We also eliminate consolidated percentage rent paid to unconsolidated entities, which is effectively eliminated by noncontrolling interests and equity in income from unconsolidated subsidiaries, and include the cost of unconsolidated taxes, insurance and lease expense, to reflect the entire operating costs applicable to our consolidated hotels. Hotel EBITDA and Hotel EBITDA margins are presented on a same-store basis.

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FelCor Lodging Trust Incorporated First Quarter 2017 Operating Results
May 9, 2017

Use and Limitations of Non-GAAP Measures
We use FFO, Adjusted FFO, EBITDA, Adjusted EBITDA, Same-store Adjusted EBITDA, Hotel EBITDA and Hotel EBITDA margin to evaluate the performance of our hotels and to facilitate comparisons between us and other hotel REITs, hotel owners who are not REITs and other capital intensive companies. We use Hotel EBITDA and Hotel EBITDA margin in evaluating hotel-level performance and the operating efficiency of our hotel managers.
The use of these non-GAAP financial measures has certain limitations. As we present them, these non-GAAP financial measures may not be comparable to similar non-GAAP financial measures as presented by other real estate companies. These measures do not reflect certain expenses or expenditures that we incurred and will incur, such as depreciation, interest and capital expenditures. We compensate for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our reconciliations to the most comparable GAAP financial measures, and our consolidated statements of operations and cash flows, include interest expense, capital expenditures, and other excluded items, all of which should be considered when evaluating our performance, and the usefulness of our non-GAAP financial measures.
These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP. They should not be considered as alternatives to operating profit, cash flow from operations or any other operating performance measure prescribed by GAAP. These non-GAAP financial measures reflect additional ways of viewing our operations that we believe, when viewed with our GAAP results and the reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure. We strongly encourage investors to review our financial information in its entirety and not to rely on any single financial measure.

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